Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of USA Rare Earth, Inc. (“USAR” or the “Company”), and the historical consolidated financial statements of SVRE Holdings Ltd. (“SVRE”), and gives effect to (i) the Merger (as defined below), and (ii) the Private Placement (as defined below) (collectively, the “Pro Forma Transactions”).

On August 21, 2024, Inflection Point Acquisition Corp. II, a Cayman Islands exempted company (“IPXX”) entered into a Business Combination Agreement (as amended on November 12, 2024 and January 30, 2025, the “Business Combination Agreement”), by and among IPXX, USA Rare Earth, LLC, a Delaware limited liability company, and IPXX Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of IPXX. Pursuant to the Business Combination Agreement, IPXX Merger Sub, LLC merged with and into USA Rare Earth, LLC, with USA Rare Earth, LLC continuing as the surviving company, and IPXX changed its name to USA Rare Earth, Inc. On March 13, 2025, USAR consummated the previously announced merger contemplated by the Business Combination Agreement and USA Rare Earth, LLC became a direct wholly owned subsidiary of USAR. This transaction is already reflected in the USAR historical audited consolidated balance sheet as of December 31, 2025 and the historical statement of operations of IPXX from January 1, 2025 to March 12, 2025 is not material to the pro forma presentation of the Merger for the purpose of unaudited pro forma condensed combined statement of operations.

Merger

On April 19, 2026, USAR entered into a Merger Agreement by and among (i) USAR, (ii) Middlebury Merger Sub Ltd. (“Merger Sub”), (iii) SVRE, and (iv) Serra Verde Rare Earths Ltd. The Merger Agreement provides for the merger of SVRE with and into Merger Sub, with Merger Sub surviving such merger as an indirect, wholly owned subsidiary of USAR (the “Merger”), subject to the satisfaction or waiver of the conditions precedent to such closing. In the Merger, USAR will issue 126,849,307 shares of USAR’s common stock, par value $0.0001 per share (“Common Stock”) and pay an aggregate of $300 million of merger consideration.

Private Placement

On January 26, 2026, USAR, entered into a securities purchase agreement, for the private placement of 69,767,442 shares of USAR’s Common Stock, for aggregate gross proceeds of approximately $1.5 billion, at a price per share of $21.50 (the “Private Placement”). USAR closed the Private Placement and issued the shares of Common Stock on January 28, 2026.

Non-Binding Letter of Intent with U.S. Department of Commerce — Parent Loan Agreement

On January 26, 2026, USAR also entered into non-binding letters of intent with the U.S. Department of Commerce (the “DOC”) covering a total of approximately $1.6 billion, including $277.0 million in direct funding awards under the Creating Helpful Incentives to Produce Semiconductors and Science Act (the “CHIPS Act”), and $1.3 billion in senior secured debt with a 15-year term with an expected rate of Treasury + 150 basis points (collectively, the “Expected U.S. Government Transaction”). Disbursement of the direct funding and debt proceeds to USAR is contingent upon USAR achieving certain project, financing and commercial milestones. The letter of intent for the Expected U.S. Government Transaction is non-binding and remains subject to negotiation and execution of definitive documentation (the “Definitive Agreements”), satisfaction of conditions precedent, and final government approvals. Considering that the Definitive Agreements are yet to be executed and requires USAR to make investments and take future actions to receive funds, no adjustments for the Expected U.S. Government Transactions have been included within the unaudited pro forma condensed combined financial information.

The Retained Finance Agreement

On January 21, 2026, SVRE entered into a Finance Agreement with the United States International Development Finance Corporation (the “DFC”), which was amended on March 5, 2026 (as further amended from time to time, the “Retained Finance Agreement”). The Retained Finance Agreement provides SVRE with long-term debt financing to support its rare earth mining and processing operations in an aggregate committed amount not to exceed $565 million, consisting of (i) an initial loan tranche with a principal amount not to exceed $465 million and (ii) a second loan tranche with a principal amount not to exceed $100 million (the “Incremental Loan”). As of March 31, 2026, the aggregate outstanding principal amount of indebtedness of SVRE and its subsidiaries under the Retained Finance Agreement was approximately $327 million. The Incremental Loan is required to be fully disbursed prior to the closing of the Merger. Adjustments for the Retained Finance Agreement have been included within the unaudited pro forma condensed combined financial statements.

The Offtake Agreement

On or about the date of the Merger Agreement, SV Management Switzerland AG (“SV Management Switzerland”), a subsidiary of SVRE, entered into an offtake agreement with a special purpose vehicle capitalized by the U.S. government, as well as private capital sources (the “Counterparty”) (as amended from time to time, the “Offtake Agreement”) for the long-term supply of rare earth materials produced by SVRE.

The Offtake Agreement provides for the sale of 100% of the rare earth products produced from phase one of the Pela Ema project, subject to limited carve-outs, although SVRE’s delivery obligation will be reduced to 75% of phase one production if the Incremental Loan is not fully disbursed by the agreed date. The agreement remains in effect until the earlier of specified production-based volume delivery thresholds and the date that is 20 years after the date on which SVRE’s facility becomes capable of producing the contemplated products (the “Commercial Operations Date”), unless extended with the consent of the U.S. government. Pricing is based on annually escalated contractual floor prices, with amounts above the applicable floor price, as well as certain cost savings and yield variances, allocated 70% to SV Management Switzerland and 30% to the Counterparty. Commencement of deliveries is subject to the satisfaction or waiver of specified conditions precedent by the agreed long-stop date, June 12, 2026, and either party may terminate the agreement without liability if such conditions are not satisfied or waived by that date. As it is considered probable that the Offtake Agreement will be executed prior to closing of the Merger, adjustments related to the Offtake agreement have been included within the unaudited pro forma condensed combined financial statements.

Presentation Periods

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2025 combines the audited consolidated balance sheet of USAR as of December 31, 2025 with the audited consolidated balance sheet of SVRE as of December 31, 2025, giving effect to the Pro Forma Transactions as if they had been consummated on December 31, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the audited consolidated statement of operations of USAR for the year ended December 31, 2025 with the audited consolidated statement of operations of SVRE for the year ended December 31, 2025, giving effect to the Pro Forma Transactions as if they had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●	The historical audited consolidated financial statements of USAR as of and for the year ended December 31, 2025, as included in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2026;

●	The historical audited financial statements of SVRE as of and for the year ended December 31, 2025, included as Exhibit 99.3.

The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere in USAR’s filings with the SEC.

Accounting for the Merger

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). USAR has been identified as an accounting acquirer for accounting purposes, and thus accounts for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

Differences between these preliminary estimates and the final purchase accounting may occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from what will be recorded upon completion of the final purchase price allocation.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Pro Forma Transactions, which are discussed in further detail below. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Merger been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial information are those used by USAR as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial information reflect any material adjustments known at this time to conform SVRE historical financial information to USAR’s significant accounting policies based on the Company’s initial review and understanding of SVRE’s significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, USAR has included certain preliminary presentation adjustments for consistency in the financial statement presentation. See Notes 2 and 3 below for more information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Merger.

USAR and SVRE have not had any historical material relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2025
(in thousands)

	USAR Historical	SVRE	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$359,925	$2,556			$(300,000)	(B)	$(45,377)	(D)	$1,658,851
							299,009	(E)
							1,450,000	(F)
							(107,262)	(G)
Accounts receivables	3,764	80							3,844
Inventories	18,535	18,566							37,101
Recoverable taxes	—	2,881							2,881
Prepaid expenses and other current assets	3,151	1,455							4,606
Total current assets	385,375	25,538	—		(300,000)		1,596,370		1,707,283
Property, plant and equipment, net	86,449	559,528	1,170	(A)	2,563,351	(B)			3,196,480
			(14,018)	(A)
Mineral interests	17,339	—	14,018	(A)					31,357
Goodwill	134,848	—			1,556,905	(B)			1,691,753
Other intangible assets, net	68,612	7			246,684	(B)			315,303
Equipment deposits	1,879	—	—		—		—		1,879
Operating lease right-of-use assets	321	—	—		—		—		321
Finance lease right-of-use assets	—	1,170	(1,170)	(A)					—
Deferred financing costs	—	4,031							4,031
Other non-current assets	176	160							336
Total assets	$694,999	$590,434	$—		$4,066,940		$1,596,370		$6,948,743

LIABILITIES, MEZZANINE AND STOCKHOLDER’S EQUITY
Liabilities
Current liabilities
Accounts payable	$11,069	$17,081	$(6,757)	(A)					$21,393
Accrued liabilities	14,073	—	13,135	(A)	113,000	(C)			141,017
			809	(A)
Contract liabilities	10,500	—							10,500
Notes payable	1,849	—							1,849
Salaries and social charges	—	6,378	(6,378)	(A)					—
Taxes payable	—	1,029							1,029
Other current liabilities	—	809	(809)	(A)					—
Royalty agreement	—	5,769							5,769
Finance leases, current	283	960							1,243
Operating leases, current	137	—	—						137
Total current liabilities	37,911	32,026	—		113,000		—		182,937

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2025 — (Continued)
(in thousands)

	USAR Historical	SVRE	Presentation Adjustments	Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Class A preferred shares	—	45,377				(45,377)	(D)	—
Royalty agreement	—	67,258		153,831	(B)			221,089
Credit agreement	—	107,262				299,009	(E)	299,009
						(107,262)	(G)
Asset retirement obligations	—	4,423						4,423
Deferred grants	8,200	—						8,200
Finance leases, non-current	592	324						916
Operating leases, non-current	185	—						185
Other liabilities	—	1,449						1,449
Earnout liabilities	108,671	—						108,671
Warrant liabilities	19,534	8,625		(8,625)	(B)			19,534
Deferred tax liability	16,715	—		903,109	(B)			919,824
Total liabilities	191,808	266,744	—	1,161,315		146,370		1,766,237
Commitments and contingencies
Mezzanine equity
12% Series A Cumulative Convertible Preferred Stock	8,905	—	—	—		—		8,905
Total mezzanine equity	8,905	—	—	—		—		8,905
Stockholders’ equity
Common stock	15	—		127	(B)	7	(F)	149
Accumulated other comprehensive income (loss)	130	(31,111)		31,111	(B)			130
Additional paid-in capital	879,848	614,383		(614,383)	(B)	1,449,993	(F)	5,672,029
				3,342,188	(B)
Accumulated deficit	(387,360)	(259,582)		259,582	(B)			(500,360)
				(113,000)	(C)
Non-controlling interest	1,653	—						1,653
Total stockholders’ equity	494,286	323,690	—	2,905,625		1,450,000		5,173,601
Total liabilities, mezzanine equity, and stockholder’s equity	$694,999	$590,434	$—	$4,066,940		$1,596,370		$6,948,743

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2025
(in thousands except per share amounts)

	USAR Historical	SVRE	Presentation Adjustments		Transaction Accounting Adjustments		Other Material Transactions		Pro Forma Combined
Revenue	$1,643	$2,486							$4,129
Cost of revenue	1,448	36,105							37,553
Gross profit	195	(33,619)	—		—		—		(33,424)
Operating expenses:
Selling, general and administrative	43,135	25,803	278	(AA)	113,000	(CC)			195,346
					13,130	(DD)
Research and development	15,885	—							15,885
Amortization of intangible assets	678	—							678
Other expenses, net	—	1,440							1,440
Total operating expenses	59,698	27,243	278		126,130		—		213,349
Loss from operations	(59,503)	(60,862)	(278)		(126,130)		—		(246,773)
Other expense, net
Interest and dividend income	5,446	2,671							8,117
Loss on fair market value of financial instruments, net	(244,488)	—	(7,652)	(AA)			7,652	(EE)	(244,488)
Interest expense and other income (loss), net	(139)	(9,873)	7,930	(AA)			4,268	(FF)	(26,422)
							(29,308)	(GG)
							700	(HH)
Foreign currency exchange, net	—	49,532							49,532
Total other expense, net	(239,181)	42,330	278		—		(16,688)		(213,261)
Loss before taxes	(298,684)	(18,532)	—		(126,130)		(16,688)		(460,034)
Benefit from taxes	(160)	—							(160)
Net loss	(298,524)	(18,532)	—		(126,130)		(16,688)		(459,874)
Net loss attributable to non-controlling interest	(965)	—							(965)
Net loss attributable to USA Rare Earth, Inc.	$(297,559)	$(18,532)	$—		$(126,130)		$(16,688)		$(458,909)

Net loss per share attributable to USA Rare Earth, Inc.:
Basic and diluted	$(3.31)	$(0.10)							$(1.65)

Number of shares used in per share calculations:
Basic and diluted	98,021	193,429							294,638

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Pro Forma Transactions had been consummated on December 31, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Pro Forma Transactions had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with U.S. GAAP. Under this method, SVRE’s assets and liabilities will be recorded at their respective fair values. Any difference between the purchase price for SVRE and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The assets and liabilities of SVRE have been measured based on various preliminary estimates using assumptions that USAR’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

The pro forma adjustments represent management’s estimates based on information available as of May 13, 2026 and are subject to change as additional information becomes available and additional analyses are performed.

One-time direct and incremental transaction costs will be expensed as incurred under ASC 805.

USAR has performed a preliminary review to identify any accounting policy differences between the accounting policies used in SVRE’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated, with the Company identifying no such differences.

2. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2025

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2025 are as follows:

(A)	Reflects reclassification adjustments to conform SVRE’s historical balances to the financial statement presentation of USAR.

(B)	Reflects the purchase price allocation adjustments to record SVRE’s identifiable assets acquired and liabilities assumed at their estimated fair values as of the acquisition date. The related statement of operations adjustments are reflected at adjustment (BB). Additionally, this adjustment reflects the recording of the preliminary estimate of goodwill and the elimination of the historical equity balances of SVRE.

Pursuant to ASC 805, the preliminary purchase price was allocated among the identified net assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Merger, which represents the excess fair value of consideration over the fair value of the underlying net assets of SVRE. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments were calculated using the statutory corporate tax rate in Brazil of 34%. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain and unpredictable. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of fair value of the assets acquired and the liabilities assumed by USAR in the Merger, reconciled to the estimated purchase consideration (in thousands):

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$2,556
Accounts receivable	80
Inventories	18,566
Recoverable taxes	2,881
Prepaid expenses and other current assets	1,455
Property, plant and equipment, net	3,122,879
Finance lease right-of-use assets	1,170
Other intangible assets, net(1)	246,691
Deferred financing costs	4,031
Other non-current assets	160
Accounts payable	(17,081)
Salaries and social charges	(6,378)
Taxes payable	(1,029)
Other current liabilities	(809)
Royalty agreement – current(2)	(5,769)
Finance leases, current	(960)
Class A preferred shares	(45,377)
Royalty agreement – noncurrent(2)	(221,089)
Credit agreement	(107,262)
Asset retirement obligations	(4,423)
Finance leases, current	(324)
Provision for labor risks	(1,449)
Deferred tax liabilities	(903,109)
Total net assets identified	$2,058,410
Goodwill	1,556,905
Total purchase consideration	$3,642,315

Value Conveyed
Cash consideration(3)	$300,000
Equity consideration(4)	3,339,942
Pre-combination expense for vested performance stock options(5)	2,373
Total purchase consideration	$3,642,315

(1)	Other intangible assets is comprised of an Offtake Agreement. Although as of May 13, 2026 the definitive agreement for this Offtake Agreement has yet to be executed, the transaction is contingent on the execution of a definitive agreement and accordingly it is considered probable that the definitive agreement will be executed. The Offtake Agreement asset is expected to be amortized over a period of 20 years.

(2)	This reflects an increase in the fair value of the liability for royalty payments due to an increase in estimated future cash payments. The increase in estimated future cash payments is primarily related to the anticipated impact of the Offtake Agreement.

(3)	This amount represents cash consideration paid to SVRE’s shareholders.

(4)	Equity consideration is provided in the form of Common Stock of USAR and is calculated as 126,849,307 shares of USAR Common Stock to be issued to SVRE shareholders, multiplied by $26.33, the closing share price of USAR on May 1, 2026.

The following table shows the effect of changes in USAR’s share price and the resulting impact on the estimated purchase consideration, and estimated goodwill:

Change in Share Price of USAR	Share Price	Estimated Purchase Consideration (in thousands)	Estimated Goodwill (in thousands)
Increase of 25%	$32.91	$4,477,301	$2,391,891
Decrease of 25%	19.75	2,807,330	721,920

(5)	This reflects the pre-combination expense pertaining to options to purchase SVRE shares subject to performance-vesting conditions (the “Performance-Vesting Options”) which will be substituted with USAR time-vesting restricted stock units.

(C)	Reflects the impact of nonrecurring expenses related to estimated transaction costs, primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. No amount was incurred and accrued on the balance sheet as of December 31, 2025. The related income statement adjustment is reflected at adjustment (CC).

(D)	Reflects the redemption of SVRE’s Class A Preferred Shares pursuant to the side letter agreement, dated March 5, 2026, between SVRE and OMF Fund III (F) Ltd (“Orion”). The related income statement adjustment is reflected at adjustment (FF).

(E)	Reflects the issuance of the long-term debt financing of SVRE pursuant to the Retained Finance Agreement in an aggregate principal amount of $327 million, net of estimated debt discount and debt issuance costs of $28 million. The related income statement adjustment is reflected at adjustment (GG).

(F)	Reflects the issuance of USAR’s Common Stock in an amount of $1,450 million, net of issuance costs of $50 million, as described in the section entitled “Private Placement”.

(G)	Reflects the repayment of the credit agreement dated October 21, 2021 by and among SVRE, OMF Fund II (BC) Ltd. and affiliated lenders that established a senior secured non-revolving facility (the “OMF Credit Agreement”) with the proceeds from the Retained Finance Agreement. The related income statement adjustment is reflected at adjustment (HH).

3. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2025

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 are as follows:

(AA)	Reflects a reclassification adjustment to conform SVRE’s historical expenses to the financial statement presentation of USAR.

(BB)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (B). This includes the following impacts:

●	Amortization of other intangible assets — Other intangible assets is comprised of an Offtake Agreement. As of May 13, 2026, the definitive agreement for this Offtake Agreement has yet to be executed, and delivery pursuant to the Offtake Agreement has not started. Accordingly, amortization of the Offtake Agreement had not commenced as of the pro forma transaction date and, therefore, no related amortization expense has been reflected.

●	Interest on royalty agreement — No adjustment has been included for the anticipated increase in interest expense as the anticipated incremental interest expense related to the increase in estimated future cash payments will not be recognized until the Offtake Agreement is executed and as volumes are delivered pursuant to the agreement.

(CC)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs in the amount of $113 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (C).

(DD)	Reflects the recognition of post-combination stock-based compensation expense in the amount of $13.1 million related to Performance-Vesting Options which will be substituted with USAR time-vesting restricted stock units.

(EE)	Reflects the elimination of the recognized loss due to the change in fair value of warrant liability in an amount equal to $7.7 million related to the private placement warrants issued by SVRE to its investors. These warrants will be settled through equity consideration to the holders pursuant to the Merger. The related balance sheet adjustment is reflected in adjustment (B).

(FF)	Reflects the elimination of interest related to Class A Preferred Shares in an amount equal to $4.3 million due to their redemption pursuant to the side letter agreement, dated March 5, 2026, between SVRE and Orion. The related balance sheet adjustment is reflected at adjustment (D).

(GG)	Reflects estimated interest expense related to long-term debt financing of SVRE pursuant to the Retained Finance Agreement, as presented at adjustment (E), calculated using an estimated interest rate of Term SOFR plus 4%. This adjustment also includes the amortization of estimated debt discount and debt issuance costs of $2.3 million. An increase or decrease of one-eighth of a percent in the interest rate would not result in a significant change in interest expense for the year ended December 31, 2025. The related balance sheet adjustment is reflected at adjustment (E).

(HH)	Reflects the elimination of interest related to the OMF Credit Agreement in an amount equal to $0.7 million due to their repayment. The related balance sheet adjustment is reflected at adjustment (G).

4. Unaudited Pro Forma Net Loss Per Share

The pro forma net loss per share calculations have been performed for the year ended December 31, 2025, assuming the Pro Forma Transactions had been consummated on January 1, 2025.

(in thousands except per share amounts)	For the Year Ended December 31, 2025
Numerator
Pro forma net loss attributable to USA Rare Earth, Inc.	$(458,909)
Declared and deemed dividends, and interest accretion	(26,594)
Pro forma undistributed net loss attributable to USA Rare Earth, Inc.	$(485,503)

Denominator
USAR pro forma weighted average number of common shares outstanding-basic	98,021
Add: Shares to be issued to SVRE shareholders in a Merger	126,849
Add: Shares to be issued in a private placement	69,747
Pro forma weighted average shares of common stock outstanding – basic & diluted	294,638

Pro forma net loss per share – basic & diluted	$(1.65)

The Company’s potentially dilutive outstanding securities were excluded from the computation of pro forma diluted net loss per share because their effect would have been anti-dilutive.